264 Putnam Asset Allocation: Conservative Fund attachment
3/31/11 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		10,316
Class B		740
Class C		1,038

72DD2 (000s omitted)

Class M		211
Class R		92
Class Y		17,396

73A1

Class A		0.248
Class B		0.214
Class C		0.215

73A2

Class M		0.224
Class R		0.236
Class Y		0.260

74U1 (000s omitted)

Class A		42,459
Class B		3,396
Class C		5,019

74U2 (000s omitted)

Class M		946
Class R		391
Class Y		69,217

74V1

Class A		9.38
Class B		9.31
Class C		9.29

74V2

Class M		9.30
Class R		9.58
Class Y		9.40


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.